Exhibit 4.1
Standard & Poor’s
A Division of the McGraw-Hill Companies

55 Water Street, 45th Floor	Frank A. Ciccotto, Jr.
New York, New York 10041	Managing Director
Tel 212-438-4417	E-Business Services
Fax 212-438-7748
frank ciccotto@standardandpoors.com

January 10, 2002

Sal	omon Smith Barney Inc.
388	Greenwich Street
Ne	w York, N.Y. 10013

JPM	organ Chase Bank
4 N	ew York Plaza
Ne	w York, N.Y. 10004

Re:	Tax Exempt Securities Trust, National Trust 290, Florida Trust 110 and New York Trust 203

Ge	ntlemen:

          We have examined Registration Statement File Nos. 333-73636, 333-73064 and 333-71736 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

          You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO

FRANK A. CICCOTTO
Vice President